FOR IMMEDIATE RELEASE April 12, 2016

CORELOGIC ANNOUNCES CHIEF FINANCIAL OFFICER APPOINTMENT
IRVINE, Calif., April 12, 2016-CoreLogic® (NYSE: CLGX), a leading global property information, analytics and data-enabled services provider, today announced that James L. Balas has been named chief financial officer. Balas, who has been the company’s senior vice president finance, controller and principal accounting officer since September 2012, assumes the role from Frank Martell. Martell, the company’s chief operating officer since June 2014, has also been chief financial officer since August 2011.
Balas joined CoreLogic in March 2011 as senior vice president, controller and principal accounting officer. Prior to joining the company, he held a variety of senior financial leadership positions at several publicly traded companies after a successful 10-year career at Ernst & Young and Capgemini. Balas is a CPA and holds a bachelor of science degree from California State University, Long Beach and an MBA from the University of Southern California.
“Jim is an accomplished executive with a proven track record in important financial leadership roles over the past 15 years. This appointment recognizes Jim’s consistently strong leadership of our financial, treasury and accounting operations and the many important contributions he has made since joining us," said Anand Nallathambi, president and chief executive officer of CoreLogic. “We are excited that Jim is assuming this important role and Frank and I both look forward to partnering with him as we pursue our strategic growth and operational excellence programs. These programs have produced compound annual growth rates for revenue, adjusted EBITDA and adjusted earnings per share of 9 percent, 15 percent and 31 percent, respectively since 2011.”
Martell, in his capacity as chief operating officer, will continue to lead CoreLogic’s core operating segments as well as the company’s enterprise data management, information technology and corporate development organizations. He will also provide direct oversight of the recently launched Valuations Solutions Group (VSG) which is expected to be a strategically important long-term growth enabler for the company.
Nallathambi added, “Frank’s leadership, both operationally and financially, has been an important factor in our transformation into an industry leader with a consistent track record of driving growth and margin expansion and creating shareholder value. I believe Frank’s business acumen and leadership will help us to ensure the success of the VSG which represents a unique and potentially transformative opportunity for all of our stakeholders. In addition, I have asked Frank continue to lead our investor outreach to ensure continuity as we continue to expand and transform CoreLogic. I look forward to working closely with him as we continue to drive strategic growth, operational excellence and durable long-term stakeholder value creation.”

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

CORELOGIC and the CoreLogic logo are registered trademarks owned by CoreLogic, Inc. and/or its subsidiaries.

# # #

Media Contact:                        Investor Contact:
Alyson Austin                            Dan Smith
Corporate Communications                    Investor Relations
949-214-1414                            703-610-5410
newsmedia@corelogic.com                     investor@corelogic.com